Exhibit 99.1

Investor Contact:	Media Contact:
Jack Dickens	Adrian Sakowicz
Senior Director – Investor Relations	Vice President – Communications
(630) 743-2566	(630) 743-5039
jdickens@dovercorp.com	asakowicz@dovercorp.com

Dover Board Elects Marc A. Howze as New Independent Director

DOWNERS GROVE, Ill., November 3, 2023 - Dover (NYSE: DOV) today announced that its Board of Directors has elected Marc A. Howze as a new independent director effective immediately. Mr. Howze’s appointment increases the size of the Board to 11 directors, 10 of whom are independent directors. Mr. Howze will serve on the Board’s Audit Committee.

Mr. Howze is Senior Advisor, Office of the Chairman at Deere & Company (Deere), a position he assumed in 2022. Mr. Howze joined Deere in 2001 as an attorney and later served as Manager, Business Development and Strategy, and as Associate General Counsel and Corporate Secretary. He then moved to Deere’s Ag & Turf division, where his positions included Turf Care Factory Manager, and Global Director, Cotton Harvesting Product Line. Subsequently, Mr. Howze became Vice President, Global Human Resources in 2012 and assumed additional responsibility for Employee Communications in 2014. He was named Senior Vice President and Chief Administrative Officer in 2016, and in 2020 took on the additional role of Group President, Lifecycle Solutions.

Richard J. Tobin, Dover’s President and Chief Executive Officer said, “We are pleased to be welcoming Marc Howze to the Dover Board. Marc has had a long and distinguished career at Deere and his extensive experience spearheading strategic initiatives to improve operations and deliver customer value, and his leadership of the human resources and employee health and safety functions will serve the Board and our management team well. We look forward to his contributions as we work together to continue delivering long-term value for our shareholders.”

Prior to joining Deere, Mr. Howze served as an officer in the U.S. Army, attaining the rank of major. He also serves on the Board of Directors of Lincoln Electric Holdings, Inc. and Nationwide Mutual Insurance Company.

About Dover:

Dover is a diversified global manufacturer and solutions provider with annual revenue of over $8 billion. We deliver innovative equipment and components, consumable supplies, aftermarket parts, software and digital solutions, and support services through five operating segments: Engineered Products, Clean Energy & Fueling, Imaging & Identification, Pumps & Process Solutions, and Climate & Sustainability Technologies. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 65 years, our team of over 25,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at dovercorporation.com.